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                                                                 EXHIBIT (a)(11)

                             [LCC LOGO APPEARS HERE]


                             ________________, 2001

Dear option holder:

Important materials relating to LCC's recently announced option exchange program were delivered to eligible option holders via e-mail on Wednesday, October 17, 2001. Paper versions of these materials are also available upon request.

The option exchange program materials you should have received via e-mail are as follows:

  - Offer to Exchange, which provides the terms and conditions of the program;

  - Letter of Transmittal, which you will need to complete, sign and return to exchange your options;

  - certain information about your outstanding options that are eligible for exchange in the program; and

  -      a transmittal letter forwarding these materials.

If you have not received the option exchange materials, or if you would like paper versions of these materials, please contact me at telephone no. (703) 873-2691 or via e-mail at stock_administration@lcc.com.

Regards,

Brad Kavulic
Stock Plan Administrator